(Company letterhead)
                                                                February 5, 1999

                             IMPORTANT REMINDER !!!

Dear Valued Stockholder:

         The Annual Stockholders Meeting of PROSPECT STREET HIGH INCOME PORTFOLIO INC. is approaching and our records show that your vote for this meeting has not been received. Regardless of the number of shares you own, it is important they be represented at the meeting. Your vote matters to us and we need your support.

         In addition to the election of Directors and the ratification of our independent auditors, your Board of Directors is seeking stockholder approval to increase the advisory fee paid to the Fund's Manager. We are requesting this because the costs associated with the research and analysis done by the Fund's Manager continue to rise. Research and analysis is crucial for making accurate investment decisions in the high yield market. Identifying opportunities in a highly competitive and growing market place is at the top of our Fund's priorities. According to information derived from Lipper Analytical Services, Inc. as of October 1998, the advisory fee resulting from the adoption of Proposal No. 2 will still constitute a lower percentage of net assets (i.e.,
 .69%) than the industry standard for similar leveraged, high yield closed-end funds (.726). Based upon this and the other information already provided, the members of the Board of Directors who are not affiliated with the Manager believe that the requested fee increase is reasonable and is in the best interest of the Fund.

         Your Board of Directors recommends a vote in favor of all proposals.

         Since the time remaining is short, we urge you to sign, date and return your vote as soon as possible. Your broker may not vote your shares without your specific instructions on proposal #2. Please save your Fund the expense of additional solicitation costs by voting as soon as possible. You may take advantage of the toll free number located in the upper left-hand corner of the enclosed voting form to vote your shares. We appreciate your time and effort. Thank you for voting.

                  Sincerely,



                  /s/Richard E. Omohundro, Jr.
                  President



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